EXHIBIT 99.1

FOR IMMEDIATE RELEASE

December 3, 2004

ILX RESORTS CLOSES $3.7 MILLION PRIVATE PLACEMENT

OF COMMON STOCK

PHOENIX, ARIZONA – December 3, 2004 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, today closed its private placement financing announced November 9, 2004, raising approximately $3.7 million in gross proceeds from the sale of 415,778 shares of newly issued common stock.  The Securities and Exchange Commission declared the resale registration statement on Form S-3, relating to the resale from time to time of the shares sold in the private placement, effective today, which was a condition to such closing.

ILX intends to use the net proceeds of this offering to acquire and develop new vacation ownership resorts, to continue to expand its existing resorts, and for general corporate purposes.  Pending such uses, ILX intends to invest the net proceeds in short-term, interest-bearing, investment-grade securities.  JMP Securities LLC acted as placement agent in connection with this transaction.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.  Any offering of ILX securities under the resale registration statement will be made only by means of a prospectus.

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX’s portfolio of world-class properties includes seven resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico, land adjacent to an existing resort in northern Arizona on which it has commenced construction and 44 acres of land located in Las Vegas, Nevada, on the corner of Paradise Road and Tropicana Avenue proximate to the Las Vegas Airport, University of Nevada-Las Vegas and the “Strip,” to which the Company holds development rights.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company’s control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company’s need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, pending litigation and other risks detailed in ILX’s Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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